SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)    June 1, 2000

TOSCO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State of other jurisdiction of incorporation)	1-7910 (Commission File Number)	95-1865716 (IRS Employer ID Number)

72 Cummings Point Road, Stamford, Connecticut 06902

(Address of principal executive offices) (Zip Code)

Registrant's Telephone Number, including area code: (203) 977-1000

(Former name or former address, if changed since last report)

Item 2.        Acquisition or Disposition of Assets.

          On June 1, 2000, pursuant to an Asset Purchase and Sale Agreement dated as of June 1, 2000 by and between Toscopetro Corporation (a wholly-owned subsidiary of Tosco Corporation (the "Company")) and Equilon Enterprises LLC (the "Purchase Agreement"), the Company acquired from Equilon Enterprises LLC (a joint venture of Texaco Inc. and Shell Oil Co.) the Wood River refinery and chemical complex, both located in Madison County, Illinois for a purchase price of $420 million, together with approximately $270 million of related crude oil and other hydrocarbon inventories.

          The assets acquired were an oil refinery which has a refining capacity of 295,000 barrels per day and facilities used in connection therewith. The Company also acquired crude oil and other hydrocarbon inventories for use in connection with the refinery. The Company intends to continue to use the assets acquired for the same purposes.

          The funds used to consummate the acquisition were derived from a combination of sources, including the Company's available cash, the proceeds from the public offering of $200 million of 8-1/8% notes due February 15, 2030, the proceeds from the private placement of $150 million principal amount of floating rate notes, Series A, due November 16, 2001 and $150 million principal amount of floating rate notes, Series B, due May 16, 2001 and borrowings under the Company's Fifth Amended and Restated Credit Agreement with a group of bank lenders, with BankBoston, N.A., as Administrative Agent, Royal Bank of Canada, as Syndication Agent, and PNC Bank, National Association, as Documentation Agent. The Credit Agreement provides the Company with $750 million of revolving credit facilities.

          The purchase price and all negotiations relating to the transaction were on an arm's length basis.

          The foregoing description of the acquisition is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is filed as an exhibit hereto.

Item 7.     Exhibits

Exhibit Number                 Description

2	Asset Purchase and Sale Agreement dated as of June 1, 2000 by and between Toscopetro Corporation and Equilon Enterprises LLC.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOSCO CORPORATION By: /s/ Wilkes McClave Name: Wilkes McClave Title: Senior Vice President

Dated: June 14, 2000

EXHIBIT INDEX

Exhibit Number	Description	Page

2	Asset Purchase and Sale Agreement dated as of June 1, 2000 by and between Toscopetro Corporation and Equilon Enterprises LLC.